INVESTMENT SUB-ADVISORY AGREEMENT

THIS INVESTMENT SUB-ADVISORY AGREEMENT (“Agreement”) is made as of this 26th day of August, by and between Mason Street Advisors, LLC, a Delaware limited liability company (the “Adviser”) and Dodge & Cox, a California corporation (the “Sub-Adviser”).

WHEREAS, the Adviser has entered into an Amended and Restated Advisory Agreement dated April 30, 2012 (the “Advisory Agreement”) with Northwestern Mutual Series Fund, Inc. (the “Company”), which is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Company is authorized to issue shares of the International Equity Portfolio, a separate series of the Company (the “Portfolio”);

WHEREAS, the Advisory Agreement provides that the Adviser may, subject to approval by the Board of Directors of the Company (the “Board”) and, to the extent necessary, the shareholders of the Portfolio, appoint an investment sub-adviser to assume certain responsibilities and obligations of the Adviser under the Advisory Agreement; and

WHEREAS, the Adviser desires to retain the Sub-Adviser to provide investment advisory services to the Portfolio, and the Sub-Adviser is willing to render such investment advisory services.

NOW, THEREFORE, in consideration of the premises and the terms and conditions hereafter set forth, intending to be legally bound, the parties hereto mutually agree as follows:

1.    Appointment. The Adviser hereby appoints and retains the Sub-Adviser to act as the sole investment sub-adviser for the Portfolio, for the period and on the terms and conditions contained in this Agreement. By execution of this Agreement, the Sub-Adviser hereby accepts such appointment as sole investment sub-adviser for the Portfolio with full discretion and agrees to perform the services set forth herein, for the compensation herein provided. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Portfolio or the Adviser in any way or otherwise be deemed an agent of the Portfolio or the Adviser.

2.    Services. Subject to supervision and oversight by the Adviser and the Board, the Sub-Adviser shall supervise, manage and direct the investment of the Portfolio’s assets in accordance with the Portfolio’s investment objectives, policies and restrictions as stated in the Portfolio’s Prospectus and Statement of Additional Information such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called the “Prospectus”) and with such further guidelines as the Adviser may from time to time communicate in writing to the Sub-Adviser. The Sub-Adviser acknowledges that it is a fiduciary with respect to the services provided to the Portfolio hereunder. The Sub-Adviser will conduct a continual program of evaluation, investment, sale and reinvestment of the assets in the Portfolio by determining the securities and other investments, including, but not limited to, futures, options contracts, swaps and other derivative instruments, if any, and to the extent permiteed in the Prospectus, that shall be purchased, entered into, sold, closed, placed on loan or exchanged, when these transactions should be executed, and what portion of the Portfolio should be held in the various securities and other investments in which it may invest, and what portion of the Portfolio should be held uninvested in cash. The Adviser hereby delegates to the Sub-Adviser the authority to invest and reinvest assets in the Portfolio (including the authority to place purchase and sale orders and to arrange for the delivery of and payment for investments on behalf of the Portfolio) at such times and in such manner as the Sub-Adviser deems advisable in accordance with the Prospectus and such further guidance as the Adviser may from time to time provide to the Sub-Adviser. In addition, the Adviser hereby delegates to the Sub-Adviser the authority to open accounts, deliver relevant documents, execute on behalf of and in the name of the Portfolio agreements needed to effect portfolio transactions, and instruct the Portfolio’s custodian to deliver or accept assets for collateral and/or settlement purposes (or to appoint a collateral manager to provide such instruction); and to disclose information regarding the Portfolio to the extent reasonably required in connection therewith (which information the Adviser agrees to provide to the extent it is not otherwise known by the Sub-Adviser); to take any action regarding assets in the Portfolio that Sub-Adviser deems advisable to enforce the Portfolio’s rights or to protect the long term value of assets held in the Portfolio; and to take such other actions regarding assets in the Portfolio that the Sub-Adviser deems advisable to effectuate its investment management responsibilities, exercising generally any of the powers of an owner with respect to Portfolio assets, provided such actions are consistent with the Portfolio’s Prospectus and Statement of Information, with such further guidelines, which have been communicated to the Sub-Adviser, and with applicable law.

In performing its duties hereunder, including in connection with the delegation of any such duties or supporting services related thereto to third parties pursuant to Section 13 below, the Sub-Adviser:

(a)    Shall act in conformity with (i) the Portfolio’s Prospectus; (ii) the Portfolio’s policies and procedures as may be amended from time to time; (iii) the written instructions and directions of the Adviser and of the Board; and (iv) the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, including, specifically, Section 817(h) of the Internal Revenue Code, the Commodity Exchange Act, and all other applicable laws and regulations, as each is amended from time to time.

(b)    Shall be responsible for the purchase, sale, exchange or conversion of foreign currency in the spot or forward markets in connection with trades on behalf of the Portfolio in unrestricted markets. Conversion of currencies into and out of the base currency of the Portfolio in restricted markets and generally income repatriation transactions will be the responsibility of the Portfolio’s custodian.

(c)    Shall be responsible for the selection of broker-dealers, counterparties, intermediaries and trading venues, and for the negotiation of commission rates and fees and, absent instructions from the Adviser to the contrary, the Sub-Adviser is authorized to open accounts and to place purchase and sale orders and to enter into transactions on behalf of the Portfolio with brokers, dealers or counterparties or through intermediaries selected by the Sub-Adviser. The Sub-Adviser may give a copy of this Agreement (with the management fee schedule set forth in Schedule A redacted) to any broker, dealer, counterparty, intermediary or similar party to a transaction as evidence of its authority to act on the Portfolio’s behalf. In executing transactions for the Portfolio and selecting brokers, dealers, counterparties, or intermediaries the Sub-Adviser will seek to obtain the best price and execution available and shall execute or direct the execution of all such transactions in conformity with applicable laws and in a manner that is consistent with its fiduciary obligations to the Portfolio and its other clients. In assessing the best price and execution available for transactions involving the Portfolio, the Sub-Adviser will consider all factors it deems relevant including, but not limited to, breadth of the market in the investment, the price of the investment, the financial condition and execution capability of the broker, dealer, counterparty, or intermediary and the reasonableness of any commission for the specific transaction and on a continuing basis. In seeking to obtain best execution, and subject to such policies as the Board or Adviser may determine and communicate in writing to the Sub-Adviser, the Sub-Adviser may make use of “soft dollars” only to the extent such soft dollar usage complies at all times with Section 28(e) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and guidance issued by the U.S. Securities and Exchange Commission (“Commission”) thereunder.

(d)    May, but shall be under no obligation to, on occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Portfolio as well as other clients of the Sub-Adviser, and to the extent permitted by applicable laws and regulations, aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio and to such other clients.

(e)    Shall make available to the Board and the Adviser at reasonable times and at its expense its portfolio managers and other appropriate personnel, either in person or, at the mutual convenience of the Adviser and the Sub-Adviser, by telephone or videoconference, in order to review the investment policies, performance and other investment related information regarding the Portfolio and to consult with the Board and the Adviser regarding the Portfolio’s investment affairs, including economic, statistical and investment matters related to the Sub-Adviser’s duties hereunder, and will provide periodic reports to the Adviser relating to the investment strategies it employs as well as the Sub-Adviser’s duties hereunder. The Sub-Adviser will provide the Board such other periodic and special reports as the Board may reasonably request, including, but not limited to, reports evidencing the manner in which Sub-Adviser ensures each Portfolio’s compliance with the Prospectus and all applicable legal and regulatory requirements attendant to the investments made by the Sub-Adviser for and on behalf of the Portfolio.

(f)    Shall assist in the fair valuation of all Portfolio securities in accordance with procedures adopted by the Board, as amended from time to time. The Sub-Adviser will use its reasonable efforts to provide, based upon its own expertise, and to arrange with parties independent of the Sub-Adviser such as broker-dealers for the provision of, valuation information or prices for securities for which prices are deemed by the Adviser or the Portfolio’s fund accounting agent not to be readily available in the ordinary course of business from an automated pricing service. If on any day the Sub-Adviser determines to override a vendor price for any security in any other portfolio it manages which is also held by the Portfolio, it will notify the Adviser of such determination and provide a fair value recommendation for such security. In addition, the Sub-Adviser will assist the Portfolio and its agents in validating inputs, assumptions and methodologies used by pricing vendors for securities in the Portfolio, and in determining whether prices obtained for valuation purposes accurately reflect market price information relating to the assets of the Portfolio at such times as the Adviser shall reasonably request, including but not limited to, the hours after the close of a securities market and prior to the daily determination of the Portfolio’s net asset value per share. The Sub-Adviser will monitor the portfolio securities for potential significant events that could affect their values and notify the Adviser when, in the Sub-Adviser’s opinion, a significant event has occurred that may not be reflected in the market values of such portfolio securities.

(g)    Shall, at its own expense, provide the Adviser and/or the Portfolio’s Chief Compliance Officer with such compliance reports and certifications as may be necessary to confirm the Sub-Adviser’s compliance with applicable law and with policies and procedures. Notwithstanding the foregoing, the Sub-Adviser will promptly report to the Adviser: (i) any violations of the federal securities laws (as defined in Rule 38a-1 of the 1940 Act) and federal commodities laws and regulations that it is or should be aware of; and (ii) any material violation of the Sub-Adviser’s compliance policies and procedures that pertain to the Portfolio.

(h)    Shall (i) cooperate with and provide reasonable assistance to the Adviser, the Company’s administrator, custodian, auditor, legal counsel transfer agent and pricing agents and all other agents and representatives of the Portfolio, the Company and the Adviser, including the Chief Compliance Officer of the Adviser and the Company; (ii) keep all such persons fully informed as to such matters as the Sub-Adviser may reasonably deem necessary to the performance of its obligations to the Portfolio, the Company and the Adviser; (iii) provide prompt responses to reasonable requests made by such persons; and (iv) maintain any appropriate interfaces with each so as to promote the efficient exchange of information.

(i)    Shall, unless otherwise directed by the Adviser or the Board, vote all proxies received in accordance with the Sub-Adviser’s proxy voting policy, a copy of which has been provided to the Board for approval. In connection with its responsibilities hereunder, the Sub-Adviser may retain a third party to provide proxy voting and ancillary administrative services. The Adviser shall instruct the Portfolio’s custodian to forward or cause to be forwarded to the Sub-Adviser all communications (including proxy statements, current solicitations, tender offers and ballots) for or relating to companies, the securities or other instruments which are held in the Portfolio, except for communications regarding class action and other lawsuits or bankruptcies. Unless otherwise directed by the Adviser, the Sub-Adviser also shall be responsible for monitoring and determining the manner in which corporate actions and other rights pertaining to the securities held in the Portfolio shall be exercised. The Sub-Adviser shall maintain and shall forward to the Portfolio or its designated agent such proxy voting information as is necessary for the Portfolio to timely file proxy voting results in accordance with Rule 30b1-4 of the 1940 Act. The Sub-Adviser does not have the authority to file proofs of claim and other related documents on behalf of the Adviser or the Portfolio in all bankruptcy and other litigation matters, including class action suits. The Sub-Adviser shall notify the Adviser of any distributions from such litigation matters and shall cause any and all distributions therefrom received by the Sub-Adviser to be promptly forwarded to the Adviser or the custodian.

(j)    Shall (i) assist in the preparation of disclosures regarding the Sub-Adviser and the Portfolio, including disclosure related to factors that have affected the Portfolio’s performance, relevant market conditions, and the investment strategies and techniques used by the Sub-Adviser, for each period as requested by the Adviser; and (ii) review draft reports to shareholders and other documents provided or available to it and provide comments on a timely basis. Notwithstanding the foregoing, the Adviser acknowledges that any such disclosure under (i) and (ii) in the preceding sentence, and not provided by the Sub-Adviser to the Adviser, is the responsibility of the Adviser. In addition, the Sub-Adviser and each officer and portfolio manager thereof designated by the Adviser will provide on a timely basis such certifications or sub-certifications as the Adviser may reasonably need in order to support and facilitate certifications required to be provided by the Portfolio’s Principal Executive Officer, Principal Accounting Officer, Chief Compliance Officer or other officer of the Portfolio.

(k)    Shall be responsible for the preparation and filing of Form 13F on behalf of the Portfolio, unless otherwise directed by the Adviser.

(l)    Shall not place orders to purchase or sell any of the Portfolio’s assets on the basis of any information obtained or used by the Sub-Adviser in violation of the securities laws of the U.S., or any other country in which the Sub-Adviser transacts business for the Portfolio. The Sub-Adviser shall not disseminate or distribute information in connection with providing the services hereunder that the Sub-Adviser knows or has reason to believe is non-public information.

(m)    Shall monitor and comply with the Portfolio’s investment objectives, policies, and applicable investment restrictions and limitations (including the limits set forth in Commodity Futures Trading Commission (“CFTC”) Letter No. 12-38, so long as the Adviser intends to rely upon such letter with respect to the Portfolio). The Sub-Adviser shall also identify, and ensure the Portfolio’s compliance with, all applicable legal and regulatory requirements attendant to the investments made by the Sub-Adviser for and on behalf of the Portfolio, including, but not limited to, investments-related recordkeeping and reporting requirements imposed under federal securities and commodities laws and regulations as well as, where applicable, any foreign jurisdictions’ requirements. Sub-Adviser shall advise the Adviser promptly in the event it becomes aware of any non-compliance or anticipated non-compliance with any of the above with respect to the Portfolio.

(n)    Shall be responsible for the management of the collateral in connection with any derivatives and other related transactions it enters into on behalf of the Portfolio, and for providing appropriate instructions to the Portfolio’s custodian(s) regarding the movement of collateral as required.

(o)    Shall provide the Adviser with copies of any agreements, contracts, or account-related documents as the Sub-Adviser may execute on behalf of the Portfolio, such as derivatives counterparty agreements or agreements with futures commission merchants.

(p)    Shall immediately notify the Adviser in the event that the Sub-Adviser or any of its affiliates becomes aware:

(1)    that it is subject to a statutory disqualification that prevents the Sub-Adviser from serving as an investment manager pursuant to this Agreement;

(2)    of the occurrence of any inspections, notices or inquiries from any governmental or administrative body or self-regulatory agency, or actions, investigations, suits or proceedings involving, directly or indirectly, the affairs of the Portfolio or the Sub-Adviser’s management of the Portfolio, including an investigation, administrative proceeding or enforcement action by the Commission or other regulatory authority;

(3)    of any material fact known to the Sub-Adviser respecting or relating to the Portfolio or the Sub-Adviser or its duties hereunder that is not contained in the Portfolio’s Registration Statement, as defined hereinafter, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect;

(4)    of a change or any anticipated change in the portfolio manager(s) assigned to manage the assets of the Portfolio hereunder;

(5)    of any financial condition that is likely to impair the Sub-Adviser’s ability to provide the services hereunder;

(6)    of any reorganization or change in the Sub-Adviser, including any change in its ownership or key employees; or

(7)    the occurrence of any default, potential event of default, breach, or termination event with respect to the Portfolio under any agreement entered into by Sub-Adviser directly or on behalf of the Company or a Portfolio in respect of investments for and on behalf of the Portfolio.

(q)    Shall use the same skill and care in providing services to the Portfolio as it uses in providing services to fiduciary accounts for which it has investment responsibility.

(r)    Is hereby prohibited from consulting with other sub-advisers to another portfolio of the Company, or other sub-advisers to a portfolio under common control with the Portfolio concerning transactions of the Portfolio in securities or other assets.

(s)    Shall provide such other services on behalf of the Portfolio as the Adviser and the Sub-Adviser may agree from time to time.

(t)    Shall provide such additional services and supply such additional information as may be required by laws or regulations adopted after the effective date of the Agreement that affect the Portfolio or the Adviser.

3.      Duties of Adviser.

(a)    The Adviser shall continue to have responsibility for all services to be provided to the Portfolio pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement.

(b)    The Adviser has delivered or made available to the Sub-Adviser copies of each of the following documents and will deliver or make available to it all future amendments and supplements, if any:

(1)

Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-1A (the “Registration Statement”), as filed with the Commission relating to the Portfolio and its shares, and all amendments and supplements thereto; and

(2)	Prospectus(es) and Statement(s) of Information of the Portfolio

(3)	Any policies or procedures with which the Sub-Adviser is expected to comply; and

(4)	Any information reasonably requested by the Sub-Adviser in connection with the performance of its duties hereunder or in order to comply with applicable law.

(c)    The Adviser and the Sub-Adviser shall cooperate with each other to set up and maintain brokerage accounts and other accounts the parties deem advisable to allow for the purchase or sale of various forms of securities and other instruments pursuant to this Agreement; provided, however, that the Adviser shall have the ultimate authority to determine how futures accounts, ISDAs and other accounts or arrangements with respect to derivatives, short sales or other special investments shall be set up.

4.    Custody of Portfolio Assets.

(a)    The Portfolio’s assets shall be held at all times by such entity or entities engaged by the Company to be the custodian of the Company’s portfolio securities (collectively, the “custodian”). The Adviser shall notify the Sub-Adviser with as much advance notice as is reasonably practicable in the event of any change in the identity of the custodian for the Portfolio. Neither the Adviser nor the Sub-Adviser shall have possession or custody of any assets in the Portfolio. All payments, distributions and other transactions in cash or securities in respect of the Portfolio shall be made directly to or from the custodian. The Adviser shall provide or direct the custodian to provide to the Sub-Adviser from time to time such reports concerning assets, receipts and disbursements with respect to the Portfolio as the Sub-Adviser may reasonably request. The Adviser represents that the Company receives statements from its custodian on at least a quarterly basis showing all transactions in the account during the period and listing all assets held in the account as of the end of the period.

(b)    The Sub-Adviser shall provide the custodian on each business day with all necessary information relating to all transactions concerning the assets of the Portfolio and shall provide the Adviser with such information upon request of the Adviser. With respect to securities to be purchased or sold through the Depository Trust Company, the Sub-Adviser shall arrange for the automatic transmission of the I.D. confirmation of the trade to the Portfolio’s custodian. The Sub-Adviser shall issue such instructions to the custodian as may be appropriate in connection with the settlement of transactions initiated by the Sub-Adviser and the management of collateral required in connection with any derivatives and related transactions entered into on behalf of the Portfolio. The Sub-Adviser shall cooperate with the custodian and other parties to the trade to promptly resolve any trade settlement discrepancies or disputes.

(c)    The Sub-Adviser will be responsible for providing Portfolio trades to the Portfolio’s fund accounting agent for inclusion in the daily calculation of the Portfolio’s net asset value (“NAV”) in a manner, and in accordance with such time requirements established by the Adviser. In the event trade data is not delivered by the Sub-Adviser in accordance with such requirements, such failure to deliver the trade data is directly caused by an action or failure to act on the Sub-Adviser’s behalf, and the Sub-Adviser’s failure causes an error that is material to the Portfolio, the Sub-Adviser shall reimburse the Portfolio pursuant to the Portfolio’s NAV Error Policy.

5.      Compensation and Expenses.

(a)    For the services to be provided by the Sub-Adviser pursuant to this Agreement for the Portfolio, the Adviser will pay to the Sub-Adviser as full compensation for a fee at an annual rate equal to a percentage of the Portfolio’s average daily net assets managed by the Sub-Adviser, as set forth on Schedule A. This fee will be paid to the Sub-Adviser from the Adviser’s advisory fee for such Portfolio. This fee will be computed daily and paid to the Sub-Adviser monthly. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proration which such period bears to the full month in which such effectiveness or termination occurs.

(b)    During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under the Agreement.

(c)    The Sub-Adviser agrees that, if it enters into a lower U.S. Dollar fee schedule with any new unaffiliated client after the effective date of this Agreement with respect to assets that are of comparable or lower dollar value relative to the Portfolio and performs substantially similar services (taking into consideration the Portfolio’s investment mandate, investment guidelines and restrictions and servicing requirements), Sub-Adviser will promptly offer the Adviser such lower fee schedule with respect to the Portfolio, which will become effective upon Adviser’s acceptance of such offer.

6.      Representations and Warranties of Sub-Adviser.    The Sub-Adviser represents, warrants and agrees as follows:

(a)    The Sub-Adviser (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has full corporate power and authority to execute and deliver this Agreement and to perform the services contemplated hereunder, and (iii) has all internal approval and controls necessary to perform its obligations under, and to comply with the representations, warranties and covenants made by it, in this Agreement.

(b)    The Sub-Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and will continue to be so registered while this Agreement is in effect.

(c)    The Sub-Adviser is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement and has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization, necessary to be met in order to perform the services contemplated by this Agreement. The Sub-Adviser will comply with all applicable state and federal laws, rules and regulations in connection with the performance of its obligations under this Agreement, including, but not limited to, any applicable U.S. sanctions laws, rules and regulations.

(d)    The Sub-Adviser is registered with the National Futures Association as a commodity trading adviser and commodity pool operator or is exempt from such registration.

(e)    The Sub-Adviser acknowledges that the Adviser currently intends to rely upon CFTC Letter No. 12-38 with respect to the Portfolio. So long as the Adviser intends to rely upon CFTC Letter No. 12-38 with respect to the Portfolio, the Sub-Adviser shall at all times manage the Portfolio in accordance with the criteria set forth in CFTC Letter No. 12-38 and shall comply at all times with the trading limits and other requirements set forth therein. Sub-Adviser shall manage the Portfolio so that Adviser’s exposure to commodity interests does not exceed the levels specified in 17 C.F.R. Sec. 4.5.

(f)    The Sub-Adviser has provided the Adviser and the Company with a copy of its Form ADV as most recently filed with the Commission, and will promptly after filing any amendment to its Form ADV with the Commission, furnish a copy of such amendment to the Adviser.

(g)    There is no pending, or to the best of its knowledge, threatened or contemplated inspections, notices or inquiries from any governmental or administrative body or self-regulatory agency, or actions, investigations, suits or proceedings involving or affecting, directly or indirectly, the Sub-Adviser or its affiliates, including but not limited to an investigation, administrative proceeding or enforcement action by the Commission or other regulatory authority, that reasonably might be expected to impair the Sub-Adviser’s ability to discharge its obligations under this Agreement or result in a matter that would require an amendment to the Sub-Adviser’s Form ADV Part 2.

(h)    The Sub-Adviser has adopted a code of ethics meeting the requirements of Rule 17j-1 under the 1940 Act and the requirements of Rule 204A-1 under the Advisers Act and has provided the Adviser and the Board a copy of such code of ethics, together with evidence of its adoption, and will promptly provide copies of any changes thereto, together with evidence of their adoption. Upon request of the Adviser, but in any event no less frequently than annually, the Sub-Adviser will supply the Adviser a written report that (A) describes any issues arising under the code of ethics or procedures since the Sub-Adviser’s last report, including but not limited to material violations of the code of ethics or procedures and sanctions imposed or remedial action taken in response to the material violations; and (B) certifies that the procedures contained in the Sub-Adviser’s code of ethics are reasonably designed to prevent “access persons” from violating the code of ethics.

(i)    The Sub-Adviser has in place and will continue to maintain compliance policies and procedures that are reasonably designed to prevent violations of the Advisers Act and the rules adopted thereunder by the Sub-Adviser or any of its supervised persons. Upon request of the Adviser, but in any event no less frequently than annually, the Sub-Adviser will supply the Adviser a written report that (A) describes material amendments made to the Sub-Adviser’s policies and procedures since the Sub-Adviser’s last report; (B) describes any material issues arising under the Sub-Adviser’s policies and procedures since the Sub-Adviser’s last report, including but not limited to material violations of any such policies or procedures and sanctions imposed or remedial action taken in response to the material violations; and (C) certifies that the policies and procedures are adequate in design and operation to prevent violations of the Advisers Act and the rules adopted thereunder by the Sub-Adviser or any of its supervised persons.

(j)    The Sub-Adviser has provided the custodian and the Adviser with a list of individuals who are authorized to provide instructions (including verbal, written, or by way of straight-through processing) to the Portfolio’s custodian to act on any matters and/or to take any actions with respect to the cash or securities of the Portfolio (such individuals hereinafter referred to as “authorized persons” and such list as the “authorized persons list”). Each authorized person shall have a business need to have the ability to move cash and/or securities to and from the Portfolio’s custody accounts within the scope of authority identified on the authorized persons list. In the event any person on the authorized persons list no longer has a business need to access the Portfolio’s custody accounts, whether resulting from a change in job responsibilities, a termination of employment or otherwise, the Sub-Adviser will promptly provide the custodian and the Adviser with an updated authorized persons list reflecting the removal of such person. The Sub-Adviser shall provide the Adviser with an updated authorized persons list each time it amends the list to add an authorized person. Upon the request of the Adviser, but in any event no less frequently than annually, the Sub-Adviser will provide the Adviser with a current authorized persons list.

(k)    The services provided under this Agreement shall not violate or infringe the copyright rights, trade secret rights, trademark rights, patent rights or other proprietary rights of a third party.

The Sub-Adviser shall notify the Adviser immediately if it becomes aware that any representation and warranty under this Agreement is no longer accurate.

7.      Representations and Warranties of Adviser.    The Adviser represents, warrants and agrees as follows:

(a)

The Adviser (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has full power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder, and has taken all necessary actions to authorize its execution, delivery and performance under this Agreement.

(b)	The engagement of the Sub-Adviser pursuant to this Agreement does not violate any document or applicable law governing the Portfolio or the Company.

(c)

Investments in the Portfolio will be limited strictly to separate accounts of The Northwestern Mutual Life Insurance Company, funding variable annuity contracts and variable life insurance policies issued by The Northwestern Mutual Life Insurance Company and other portfolios of the Company.

8.     Books and Records. The Sub-Adviser shall keep the Portfolio’s books and records required to be maintained with respect to the services provided by the Sub-Adviser pursuant to Section 2 of this Agreement and shall timely furnish to the Adviser all information relating to the Sub-Adviser’s services under this Agreement needed by the Adviser to keep the other books and records of the Portfolio required by Rule 31a-1 under the 1940 Act. The Sub-Adviser agrees that all records that it maintains on behalf of the Portfolio (including agreements it enters into on behalf of the Portfolio) are property of the Portfolio and the Sub-Adviser will surrender promptly to the Portfolio any of such records upon the Portfolio’s request; provided, however, that the Sub-Adviser may retain a copy of such records. The Sub-Adviser agrees that all such records shall be open to inspection, copying and audit upon reasonable notice during business hours in San Francisco, California, and in a commercially reasonable manner by the Adviser or its designees. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement. The provisions of this Section 8 shall survive the termination of this Agreement.

9.      Liability and Indemnification.

(a)    The Sub-Adviser shall not be liable for any error of judgment or for any loss suffered by the Portfolio or the Adviser in connection with the performance of its obligations under this Agreement, except a loss resulting from (i) the Sub-Adviser’s material breach of any covenant, obligation, representation or warranty under this Agreement, (ii) Sub-Adviser’s willful misfeasance, intentional misconduct, bad faith or gross negligence in the performance of its duties and/or reckless disregard of its obligations and duties under this Agreement, (iii) the Sub-Adviser’s violation of applicable law or (iv) the Sub-Adviser’s breach of fiduciary duty with respect to the receipt of compensation for services under the Agreement. As used in this Section, the term “Sub-Adviser” shall include directors, officers and employees of the Sub-Adviser as well as the entity itself. Nothing herein shall constitute a waiver or limitation of any right of any person under the 1940 Act or under the provisions of other federal or state securities laws which cannot be waived or modified hereby. Nothing in this Agreement or its performance shall be construed to create any obligation or responsibility on the part of the Sub-Adviser for consequential, indirect, special or hypothetical damages or losses or losses caused by a third party, other than as set forth herein. For the avoidance of doubt, the Sub-Adviser shall not be responsible for any loss or damage solely incurred by reason of any act or omission of any custodian, broker or dealer, whether appointed by the Company or the Adviser or chosen in good faith by the Sub-Adviser.

(b)    To the extent the Portfolio engages in securities lending, Adviser acknowledges and agrees that securities on loan may not be able to participate in corporate actions, and that this may affect the performance of the Portfolio and the Adviser and the Company shall hold the Sub-Adviser harmless from any trade settlement discrepancies or disputes related to such securities lending.

(c)     The Sub-Adviser shall hold harmless and indemnify the Adviser, the Company and their respective affiliates, directors, officers, shareholders, employees or agents (each, an “Adviser Indemnified Party”), and defend each Adviser Indemnified Party from and against any and all claims, losses, suits, damages, judgements, and penalties associated with third party claims and reasonable expenses (including reasonable attorneys’ fees and costs) suffered by any Adviser Indemnified Party to the extent caused by the Sub-Adviser’s breach of the standard of care set forth in Section 9 and (i) any third party claim that the services provided under this Agreement by Sub-Adviser violate or infringe the copyright rights, trade secret rights, trademark rights, patent rights or other proprietary rights of the third party, (ii) any third party action or claim against the Sub-Adviser unrelated to this Agreement or Sub-Adviser’s services hereunder, including, but not limited to, actions or claims against the Sub-Adviser under Section 36(b) of the Investment Company Act resulting in the subpoena of an Indemnified Party and/or obligations related to providing testimony, attending depositions or responding to requests for production of materials, and (iii) any untrue statement of a material fact (or an omission of such a statement), related to the Sub-Adviser or the Portfolio, contained in any Registration Statement, Prospectus, or Statement of Additional Information, or any amendment or supplement thereto, if such statement or omission was made in reliance on Sub-Adviser’s current Form ADV or information provided by the Sub-Adviser to the Adviser (whether the information is furnished by the Sub-Adviser in writing or through obtaining Sub-Adviser’s affirmation or approval of such information) for purposes of inclusion in any of the foregoing documents and filings. The Adviser shall hold harmless and indemnify the Sub-Adviser and its respective affiliates and its and their respective directors, officers, employees, and agents (each a “Sub-Adviser Indemnified Party”) from and against any and all claims, losses, suits, damages, judgements, and penalties associated with third party claims and reasonable expenses (including reasonable attorneys’ fees and costs) suffered by any Sub-Adviser Indemnified Party to the extent caused by the Adviser’s breach of the standard of care set forth in its investment management agreement with Company and (i) any third party claim that the services provided to the Company by the Adviser violate or infringe the copyright rights, trade secret rights, trademark rights, patent rights or other proprietary rights of the third party, (ii) any third party action or claim against the Adviser unrelated to this Agreement or Adviser’s investment management agreement with the Company, including, but not limited to, actions or claims against the Adviser under Section 36(b) of the Investment Company Act resulting in the subpoena of an Indemnified Party and/or obligations related to providing testimony, attending depositions or responding to requests for production of materials, and (iii) any untrue statement of a material fact (or an omission of such a statement), related to the Adviser or the Portfolio, contained in any Registration Statement, Prospectus, or Statement of Additional Information, or any amendment or supplement thereto, unless such statement or omission was made in reliance information provided by the Sub-Adviser to the Adviser (whether the information is furnished by the Sub-Adviser in writing or through obtaining Sub-Adviser’s affirmation or approval of such information) for purposes of inclusion in any of the foregoing documents and filings. Each party’s obligations contained in this Section 9(c) shall survive the expiration or termination of this Agreement.

10.    Term and Termination. This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved in conformance with the 1940 Act. Unless earlier terminated as provided herein, this Agreement shall continue in effect for a period of two years from its effective date. Thereafter, this Agreement shall continue in effect from year to year, subject to the termination provisions and all other terms and conditions hereof, so long as continuance is specifically approved by the Board at least annually in conformance with the 1940 Act; provided, however, that this Agreement may be terminated (a) by the Portfolio at any time, without the payment of any penalty, by the vote of a majority of the Portfolio’s directors or by the vote of a majority of the outstanding voting securities of the Portfolio, (b) by the Adviser at any time, without the payment of any penalty, on 60 days’ written notice to the other party, or (c) by the Sub-Adviser at any time, without the payment of any penalty, on 90 days’ written notice to the other party. This Agreement shall terminate automatically upon any termination of the Advisory Agreement. This Agreement shall terminate automatically and immediately in the event of its assignment. As used in this Section 10, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, as interpreted or modified by no-action letters, exemptive relief or other exceptions as may be granted by the Commission or its staff under the 1940 Act.

11.    Services to Other Clients. The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive and the Sub-Adviser shall be free to render similar services to others, as long as such services do not impair the services rendered to the Adviser or the Portfolio. Nothing in this Agreement shall limit or restrict the right of any of the Sub-Adviser’s partners, officers, or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature. The Adviser acknowledges that the Sub-Adviser or any of the Sub-Adviser’s officers, directors, shareholders or employees or any family member thereof may have an interest in one of more securities in which transactions are effected for the Portfolio or in any issuer thereof. The Adviser further acknowledges that the Sub-Adviser may provide investment advice, take actions, and effect transactions in the performance of its duties with respect to the Portfolio which may be the same as or different from the advice given, actions take, or transactions effected with respect to one or more of the Sub-Adviser’s other clients or for the account of the Sub-Adviser or any of the Sub-Adviser’s officers, directors, shareholders or employees or any family member thereof. When recommending or effecting a transaction in a particular investment for more than one client, the Sub-Adviser shall allocate such recommendations or transactions among all clients for whom such recommendation is made or transaction is effected on such basis as the Sub-Adviser deems equitable. The Adviser acknowledges that transactions in a specific investment may not be recommended or effected for all client accounts for which such transaction will be recommended or effected at the same time or at the same price.

12.    Cybersecurity; Confidentiality; Use of Names.

(a)    All information provided by the Adviser, the Company or the custodian to the Sub-Adviser or developed by the Sub-Adviser in the course of performing its obligations under this Agreement, including but not limited to Portfolio holdings and recommendations furnished by the Sub-Adviser for the Portfolio (“Information”) shall be held as confidential by the Sub-Adviser and not disclosed or communicated to any third party; provided, however, the Sub-Adviser shall be permitted to disclose or communicate to a proper party such Information (i) as authorized in this Agreement, (ii) to the extent necessary for performance under this Agreement or to meet the requirements set forth herein, or (iii) as required by applicable law. Notwithstanding the foregoing, the Sub-Adviser may disclose the performance and portfolio composition of the Portfolio, provided that such disclosure shall not also reveal the identity of the Portfolio, the Company or the Adviser.

(b)    The Sub-Adviser shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information it obtains or prepares and maintains pursuant to this Agreement or in the course of performing its duties hereunder (an “Information Security Program”). The Sub-Adviser agrees that its Information Security Program will comply with all applicable laws and regulations. The Sub-Adviser also agrees, when requested, to complete any security questionnaire provided by the Adviser, and return it in a commercially reasonable period of time. The Sub-Adviser also agrees to notify the Adviser promptly of: (i) any security breach affecting the Portfolio; or (ii) any acquisition of information Sub-Adviser obtains, prepares or maintains pursuant to this Agreement, by an unauthorized person or entity, (iii) any cybersecurity event to the extent it results in unauthorized access to, loss, or misuse of information related to the Portfolio that is stored on Sub-Adviser’s information systems that Sub-Adviser obtains, prepares or maintains pursuant to this Agreement; or (iv) notwithstanding the foregoing, any security breach of its Information Security Program or cybersecurity event about which the Sub-Adviser is obligated by applicable law, rule, or regulation, or elects to, notify a federal or state regulator. The Sub-Adviser agrees to promptly inform the Adviser of the steps taken by the Sub-Adviser to mitigate any damage or remediate the event, breach and/or acquisition of information. The Sub-Adviser agrees that all third parties engaged by the Sub-Adviser in the performance of its duties and obligations under this Agreement shall be subject to similar obligations as set forth herein.

(c)    The Sub-Adviser shall not use the name, trade name, trademarks, service marks and/or logo of the Adviser, The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”), and/or any subsidiaries or affiliates of Northwestern Mutual in any marketing communications (written, verbal or electronic), including publicity releases, advertising or sales activities or brochures, or similar written materials or activities, other than in communications which are solely internal to the Sub-Adviser or are with the Adviser, the Portfolio, or any of their respective officers, directors or employees, without the prior written consent of the Adviser. The Sub-Adviser hereby acknowledges that its name and/or trade name (the “Sub-Adviser Name”)

may be used for identification purposes as a part of or adjacent to the legal name of the Portfolio, and as such, may be used routinely in the ordinary course of business in filings with state and federal regulators, in internal communications, in communications with brokers/dealers, counterparties, or intermediaries in connection with the investment of the Portfolio, in reports to and communications with shareholders, in fund fact sheets and other marketing materials and in materials provided to the Board (collectively, the “Portfolio Communications”). The Sub-Adviser hereby grants the Adviser and the Portfolio the right to use the Sub-Adviser Name in Portfolio Communications.

13.    Use of Third-Party Service Providers.    Sub-Adviser may, consistent with applicable law and subject to the provisions of this Agreement, contract with and retain an affiliated or unaffiliated third party to perform any non-investment advisory services as it determines reasonably necessary to assist it in carrying out its obligations under this Agreement. Sub-Adviser may not delegate or outsource the principal investment management services as set forth in Section 2 of this Agreement, (which shall in all cases remain an obligation to be discharged solely and directly by the Sub-Adviser), and no third-party services arrangement shall involve a third party serving as an “investment adviser” to the Portfolio(s) within the meaning of the 1940 Act.

Sub-Adviser shall provide a list of all material non-investment advisory services arrangements with a third party. Sub-Adviser will act in good faith with commercially reasonable due diligence in the selection and use of any third-party service provider and will conduct reasonable oversight and supervision of third-party services. To the extent Sub-Adviser shares Portfolio holdings data with any third-party service provider, it represents and warrants that any such third-party service provider: (i) shall be subject to and responsible for complying with confidentiality and non-disclosure obligations similar to those applicable to Sub-Adviser under the terms of this Agreement; (ii) shall implement and maintain appropriate procedures and systems to protect the security and confidentiality of any information obtained in rendering services to the Sub-Adviser; (iii) shall use Portfolio holdings data only (x) for purposes as may be required to render the services which they are retained to provide and/or (y) in an aggregated and anonymous format; and (iv) shall agree not to trade on non-public Portfolio information that may be supplied or obtained in rendering the services provided to Sub-Adviser.

In connection with the use of any third party, Sub-Adviser acknowledges and agrees:

(1)

Sub-Adviser retains full and sole responsibility for the proper discharge and performance of all services required by this Agreement, and Sub-Adviser shall not be relieved of any of its duties, obligations and liabilities hereunder by Sub-Adviser’s retention or use of a third-party service provider, including, without limitation, Sub-Adviser’s obligations with respect to maintaining books and records as set forth in this Agreement;

(2)	Sub-Adviser shall be responsible for assuring compliance with the confidentiality and non-disclosure provisions of this Agreement by the third-party service provider;
(3)

Sub-Adviser shall be liable to the Adviser and the Company for any loss or damage arising out of, or in connection with, the actions or omissions of a third-party service provider subject to the same standard of care for which the Sub-Adviser is liable for its own actions or omissions hereunder or pursuant to applicable law;

(4)

Sub-Adviser is solely responsible for the terms of any contractual or other arrangements it has with a third-party service provider, including without limitation, all obligations related to compensation of such third party;

(5)

Sub-Adviser shall comply with any Portfolio or Company policies and procedures applicable to third-party service provider arrangements, as may be amended from time to time, which have been provided to it, including, without limitation, the policy with respect to the disclosure of Portfolio holdings data, including the obligation thereunder for the Sub-Adviser to disclose on a regular basis those service providers to whom Sub-Adviser may provide material non-public holdings data for the Portfolio; and

(6)

Sub-Adviser shall cooperate in providing updated certifications or attestations as may be required by Adviser regarding those third-party service providers and their associated personnel to whom Sub-Adviser desires to provide access to the custodian’s platform or systems for the purpose of providing instructions or direction to the custodian, or to view or receive information, relating to any Portfolio account.

14.    No Performance Guarantee. The Sub-Adviser does not guarantee any specific level of performance of the Portfolio The investment decisions made for the Portfolio by the Sub-Adviser are subject to various market, currency, economic, political and business risks, and those investment decisions will not always be profitable.

15.     Acknowledgement; No Personal Liability. Sub-Adviser acknowledges that it has received notice of and accepts the limitations of the Company’s liability as set forth in its Articles of Incorporation. Sub-Adviser agrees that the Company’s obligations hereunder shall be limited to the assets of the Portfolio, and that the Sub-Adviser shall not seek satisfaction of any such obligation from any shareholders of the Company nor from any other Portfolio, director, officer, employee or agent of the Company.

16.    Notices. Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:

To the Adviser at:

Mason Street Advisors, LLC

720 East Wisconsin Avenue

Milwaukee, WI 53202

Attention: Kate M. Fleming, President

To the Sub-Adviser at:

Dodge & Cox

555 California Street, 40th Floor

San Francisco, CA 94104

Attention: Matthew Beck

With a copy to: General Counsel

17.    Amendments. No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved in the manner required by the 1940 Act. No failure by a party to exercise its rights and no delay in exercising any right or remedy under this Agreement shall operate as a waiver thereof. A waiver with respect to any provision of this Agreement shall not be construed as a continuous waiver of rights with respect to such provision nor as a waiver of rights against any subsequent breach.

18.    Governing Law. This Agreement shall be governed by the laws of the state of Delaware; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

19.    Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter.

20.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; all such counterparts shall, together, constitute only one instrument.

21.    Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

22.    Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

MASON STREET ADVISORS, LLC	DODGE & COX

By: /s/ Kate M. Fleming	By: /s/ Matthew Beck

Name: Kate M. Fleming	Name: Matthew Beck

Title: President	Title: Client Portfolio Manager

SCHEDULE A

TO

INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN

MASON STREET ADVISORS, LLC

AND

DODGE & COX

DATED AUGUST 26, 2021

Portfolio	Fee
International Equity	First $500 Million: 0.60%
Over $500 Million: 0.45%
Reset at $1.5 Billion (flat rate applicable to all portfolio assets): 0.45%